UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )*

                               TIG Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   872469101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 872469101
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      General Electric Investment Corporation, as Investment Adviser to certain entities and accounts
      I.R.S. #22-2152310
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
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                  5     Sole Voting Power
  Number of
   Shares               2,188,071
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        2,188,071
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      2,188,071
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      3.9% (5.1% if aggregated with the shares owned by GE Investment Management
           Incorporated)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 12 Pages

                                 SCHEDULE 13G
CUSIP No. 872469101
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      GE Investment Management Incorporated, as Investment Adviser to certain entities and accounts
      (I.R.S. #06-1238874)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               652,142
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        652,142
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      652,142
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      1.2% (5.1% if aggregated with the shares owned by General Electric
           Investment Corporation)
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 12 Pages

                                 SCHEDULE 13G
CUSIP No. 872469101
--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      General Electric Company
      (I.R.S. #14-0689340)
--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |X|
--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  5     Sole Voting Power
  Number of
   Shares               Disclaimed (see 9 below)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        Disclaimed (see 9 below)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
9     Aggregate Amount Beneficially Owned by Each Reporting Person

      Beneficial ownership of all shares disclaimed by General Electric Company
--------------------------------------------------------------------------------
10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
11    Percent of Class Represented By Amount in Row (9)

      Not applicable
--------------------------------------------------------------------------------
12    Type of Reporting Person*

      CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 12 Pages

     INTRODUCTORY NOTE: General Electric Investment Corporation ("GEIC"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, may be deemed to be a beneficial owner of 2,188,071 shares of Common Stock owned by such entities or accounts. GE Investment Management Incorporated ("GEIM"), as an Investment Adviser (registered under the Investment Advisers Act of 1940) to certain entities and accounts, may be deemed to be a beneficial owner of 650,541 shares of Common Stock owned by such entities or accounts. GEIC and GEIM each expressly disclaim beneficial ownership of Shares of Common Stock owned by filing persons other than itself. GEIC and GEIM expressly disclaim that they are members of a "group" but collectively hold 2,838,612 shares of Common Stock. General Electric Company, a New York corporation, disclaims beneficial ownership of all shares. General Electric Company expressly disclaims that it is a member of a "group".

Item 1(a)         Name of Issuer

                  TIG Holdings Inc. (the "Company")

Item 1(b)         Address of Issuer's Principal Executive Office

                  5205 N. O'Connor Boulevard
                  Irving, Texas 75039

Item 2(a)         Name of Person Filing

                  General Electric Investment Corporation ("GEIC"), as Investment Adviser to certain entities and accounts

                  GE Investment Management Incorporated ("GEIM"), as Investment Adviser to certain entities and accounts

                  General Electric Company (see Schedule 1)

Item 2(b)         Address of Principal Business Office

                  The address of the principal offices of General Electric Investment Corporation and GE Investment Management Incorporated is 3003 Summer Street, Stamford, Connecticut 06904. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.

Item 2(c)         Citizenship

                  General Electric Investment Corporation - Delaware GE Investment Management Incorporated - Delaware General Electric Company - New York


                               Page 5 of 12 Pages

Item 2(d)         Title of Class of Securities

                  Common Stock

Item 2(e)         CUSIP Number

                  872469101

Item 3 If this statement is filed pursuant to Rules 13d- 1(b) or 13d-2(b), check whether the person filing is a:

                  (a) [ ]  Broker or Dealer registered under Section
                           15 of the Act

                  (b) [ ]  Bank as defined in Section 3(a) of the
                           Act

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

                  (d) [ ]  Investment Company registered under
                           Section 8 of the Investment Company Act

                  (e) [ ]  Investment Adviser registered under
                           Section 203 of the Investment Advisers
                           Act of 1940

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

                  (g) [ ]  Parent Holding Company, in accordance
                           with ss.240.13d-1(b)(ii)(G) (Note: See Item
                           7)

                  (h) [X]  Group, in accordance with ss.240.13d-
                           1(b)(1)(ii)(H)

Item 4            Ownership

                     (see cover pages and introductory note)


                               Page 6 of 12 Pages

Item 5            Ownership of Five Percent of Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

                  Not applicable.

Item 8            Identification and Classification of Members of the Group

                  Not applicable.

Item 9            Notice of Dissolution of Group

                  Not applicable

Item 10           Certification

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


February 14, 1997             GENERAL ELECTRIC INVESTMENT
                                CORPORATION, as Investment Adviser
                                to certain entities and accounts


                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President


                              GE INVESTMENT MANAGEMENT
                                INCORPORATED, as Investment Adviser
                                to certain entities and accounts


                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President


                              GENERAL ELECTRIC COMPANY


                              BY: /s/ John H. Myers
                                  ------------------------------------
                                  John H. Myers
                                  Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997             GENERAL ELECTRIC INVESTMENT
                                CORPORATION, as Investment Adviser
                                to certain entities and accounts


                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997             GE INVESTMENT MANAGEMENT
                                INCORPORATED, as
                                Investment Adviser to certain
                                entities and accounts


                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 14, 1997             GENERAL ELECTRIC COMPANY



                              By: /s/ John H. Myers
                                  ------------------------------------
                                  John H. Myers
                                  Vice President

                                   SCHEDULE I

                             JOINT FILING AGREEMENT

     This will confirm the agreement by and between all the undersigned that the
Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Common Stock of TIG Holdings Inc. is being filed on behalf of each of the undersigned.


                              GENERAL ELECTRIC INVESTMENT
                                CORPORATION, as Investment Adviser
                                to certain entities and accounts



                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President



                              GE INVESTMENT MANAGEMENT
                                INCORPORATED, as Investment Adviser
                                to certain entities and accounts



                              By: /s/ Alan M. Lewis
                                  ------------------------------------
                                  Alan M. Lewis
                                  Executive Vice President



                              GENERAL ELECTRIC COMPANY



                              By: /s/ John H. Myers
                                  ------------------------------------
                                  John H. Myers
                                  Vice President